                                                                    Exhibit 99.1







                               RAINBOW MEDIA GROUP
                              CABLEVISION NY GROUP

                        Combined Financial Statements and
                      Management's Discussion and Analysis
                of Financial Condition and Results of Operations

             Three and Nine Months Ended September 30, 2000 and 1999

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS - RAINBOW MEDIA GROUP - THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2000 AND 1999

TRANSACTIONS - RAINBOW MEDIA GROUP ("RMG")

2000 ACQUISITIONS. In January 2000, Regional Programming Partners ("RPP") acquired the 70% interest in SportsChannel Florida Associates that it did not already own from Front Row Communications, Inc., increasing RPP's ownership to 100%. In May 2000, Rainbow Media Holdings, Inc. ("Rainbow Media Holdings") acquired the 50% interest in MuchMusic USA that it did not already own from Chum Limited, increasing its ownership to 100%.

The above acquisitions are collectively referred to in the following section as the "Acquisitions."

RESULTS OF OPERATIONS - RAINBOW MEDIA GROUP

The following tables set forth on a historical basis certain items related to operations as a percentage of net revenues for the periods indicated.

STATEMENT OF OPERATIONS DATA (UNAUDITED)

                                                  Three Months Ended September 30,
                                             --------------------------------------------------
                                                      2000                        1999
                                             -----------------------     ----------------------    Increase
                                                            % of net                   % of net   (Decrease)
                                             Amount         Revenues     Amount        Revenues  in Net Income
                                             ------         --------     ------        --------  -------------
                                                           (dollars in thousands)
Revenues, net ..........................   $ 120,916          100%    $  94,179          100%    $  26,737
Operating expenses:
   Technical and operating .............      48,788           40        34,015           36       (14,773)
   Selling, general & administrative ...      41,354           34        35,082           37        (6,272)
   Depreciation and amortization .......       9,265            8         9,958           11           693
                                           ---------                  ---------                  ---------
Operating income .......................      21,509           18        15,124           16         6,385
Other income (expense):
   Interest expense, net ...............     (13,100)         (11)       (8,754)          (9)       (4,346)
   Equity in net loss of affiliates, net      (2,893)          (2)       (1,142)          (1)       (1,751)
   Miscellaneous, net ..................        (383)          --           (65)          --          (318)
                                           ---------                  ---------                  ---------
Net income .............................   $   5,133            5%    $   5,163            6%    $     (30)
                                           =========                  =========                  =========

                                                                  Nine Months Ended September 30,
                                                      --------------------------------------------------
                                                              2000                       1999
                                                      ------------------------     ---------------------    Increase
                                                                     % of net                  % of net    (Decrease)
                                                      Amount         Revenues     Amount       Revenues   in Net Income
                                                      ------         --------     ------       --------   -------------
                                                                           (dollars in thousands)
Revenues, net ...................................   $ 353,525          100%    $ 265,466          100%    $  88,059
Operating expenses:
   Technical and operating ......................     137,414           39       105,730           40       (31,684)
   Selling, general & administrative ............     118,280           33       109,691           41        (8,589)
   Depreciation and amortization ................      29,317            8        29,900           11           583
                                                    ---------                  ---------                  ---------
Operating income ................................      68,514           20        20,145            8        48,369
Other income (expense):
   Interest expense, net ........................     (36,783)         (11)      (23,767)          (9)      (13,016)
   Equity in net income (loss) of affiliates, net      (3,662)          (1)          800           --        (4,462)
   Write off of deferred financing costs ........          --           --        (1,413)          (1)        1,413
   Miscellaneous, net ...........................        (650)          --          (324)          --          (326)
                                                    ---------                  ---------                  ---------
Net income (loss) ...............................   $  27,419            8%    $  (4,559)          (2)%   $  31,978
                                                    =========                  =========                  =========

                                      (1)

COMPARISON OF THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2000 VERSUS THREE AND NINE MONTHS ENDED SEPTEMBER 30, 1999

RAINBOW MEDIA GROUP

REVENUES for the three and nine months ended September 30, 2000 increased $26.7 million (28%) and $88.1 million (33%), respectively, as compared to revenues for the same periods in the prior year. Approximately $15.8 million (17%) and $41.9 million (16%), respectively, of the increase was a direct result of the Acquisitions; approximately $6.0 million (6%) and $30.5 million (11%), respectively, of the increase was attributable to internal growth in programming network subscribers and rate increases; and approximately $4.9 million (5%) and $15.7 million (6%), respectively, of the increase was due to increases in advertising revenues.

TECHNICAL AND OPERATING EXPENSES for the three and nine months ended September 30, 2000 increased $14.8 million (43%) and $31.7 million (30%), respectively, over the comparable 1999 periods. Approximately $10.6 million (31%) and $29.2 million (28%), respectively, of the increase was directly attributable to the Acquisitions. The remaining increases of $4.2 million (12%) and $2.5 million (2%), respectively, resulted primarily from increases in those costs directly associated with the increases in revenues, discussed above. As a percentage of revenues, technical and operating expenses increased 4% for the three month period and decreased 1% for the nine month period as compared to the respective periods in 1999.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES increased $6.3 million (18%) and $8.6 million (8%), respectively, for the three and nine months ended September 30, 2000 compared to the same periods in the prior year. The increases for the three and nine months ended September 30, 2000 consisted of an increase of $5.3 million (15%) and $18.5 million (17%), respectively, attributable to sales and marketing initiatives, advertising related expenses and other general cost increases and an increase of $4.1 million (12%) and $10.5 million (10%), respectively, as a direct result of the Acquisitions. Such increases were offset by decreases of $2.3 million (7%) and $18.5 million (17%), respectively, for the three and nine month periods due to benefits attributed to RMG related to an incentive stock plan and decreases of $0.8 million (2%) and $1.9 million (2%) due to lower Year 2000 remediation costs. As a percentage of revenues, selling, general and administrative expenses decreased 3% and 8% for the three and nine month period, respectively. Excluding the effects of the incentive stock plan and Year 2000 remediation costs, as a percentage of revenues such costs decreased 1% for both the three and nine month periods in 2000 as compared to the 1999 periods.

DEPRECIATION AND AMORTIZATION EXPENSE decreased $0.7 million (7%) and $0.6 million (2%), respectively, for the three and nine months ended September 30, 2000 over the same 1999 periods. Increases of $1.8 million (18%) and $5.0 million (17%), respectively, resulting from the Acquisitions were substantially offset by lower depreciation and amortization charges as certain assets became fully depreciated and amortized during 2000.

NET INTEREST EXPENSE increased $4.3 million (50%) and $13.0 million (55%) for the three and nine months ended September 30, 2000 compared to the same periods in 1999 primarily as a result of substantially higher debt balances.

EQUITY IN NET LOSSES OF AFFILIATES, NET amounted to $2.9 million for the three months ended September 30, 2000 compared to $1.1 million in the comparable prior year period. For the nine months ended September 30, 2000, equity in net loss of affiliates amounted to $3.7 million compared to equity in net income of affiliates of $0.8 million in the comparable prior year

                                      (2)
period. Such amounts consist of RMG's share of the net income and losses of certain programming businesses, primarily regional and national sports programming companies and a national advertising company, in which Rainbow Media Holdings has varying minority ownership interests.

WRITE OFF OF DEFERRED FINANCING COSTS in 1999 consists of costs written off in connection with American Movie Classics' bank debt refinancing.


RAINBOW  MEDIA GROUP - NINE MONTHS ENDED SEPTEMBER 30, 2000 AND 1999

OPERATING ACTIVITIES

Net cash provided by operating activities amounted to $30.6 million for the nine months ended September 30, 2000 compared to $33.2 million for the nine months ended September 30, 1999. The 2000 cash provided by operating activities consisted primarily of net income of $75.8 million before depreciation, amortization and other non-cash items, partially offset by a net decrease in cash resulting from changes in assets and liabilities of $45.2 million.

The 1999 net cash provided by operating activities of $33.2 million consisted primarily of net income before depreciation, amortization and other non-cash items of approximately $53.5 million, partially offset by a net decrease in cash resulting from changes in assets and liabilities of $20.3 million.

INVESTING ACTIVITIES

Net cash used in investing activities for the nine months ended September 30, 2000 was $11.3 million compared to $4.5 million for the nine months ended September 30, 1999. Such investing activities consisted solely of capital expenditures.

FINANCING ACTIVITIES

Net cash used in financing activities amounted to $18.8 million for the nine months ended September 30, 2000 compared to $28.4 million in 1999. In 2000, financing activities consisted of net distributions to CNYG of $65.5 million and other cash payments aggregating $3.4 million, partially offset by net proceeds from bank debt of $50.2 million.

Net cash used in financing activities of $28.4 million for the nine months ended September 30, 1999 consisted of net distributions to CNYG of $96.6 million and other cash payments of $5.3 million, partially offset by net proceeds from bank debt of $73.5 million.

YEAR 2000

For the three and nine months ended September 30, 1999, expenses relating to Year 2000 remediation amounted to approximately $0.9 million and $2.0 million, respectively. During 2000, such expenses were not material.

                                      (3)

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS-CABLEVISION NY GROUP - THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2000 AND 1999


TRANSACTIONS - CABLEVISION NY GROUP ("CNYG")

2000 ACQUISITION. In August 2000, Rainbow Media Holdings purchased the remaining interests in News 12 New Jersey LLC that it did not already own from the Newark Morning Ledger Co.

2000 DISPOSITION. In September 2000, CSC Holdings, Inc. ("CSC Holdings") completed the sale of the cable television system serving Kalamazoo, Michigan.

1999 ACQUISITIONS. In April 1999, CSC Holdings purchased ITT Corporation's remaining minority interest in Madison Square Garden. In 1999, CSC Holdings acquired interests in the real property and assets related to certain movie theaters.

The above transactions are collectively referred to in the following section as the "Transactions."

RESULTS OF OPERATIONS - CABLEVISION NY GROUP ("CNYG")

The following tables set forth on a historical basis certain items related to operations as a percentage of net revenues for the periods indicated.

STATEMENT OF OPERATIONS DATA (UNAUDITED)

                                                                    Three Months Ended September 30,
                                                           --------------------------------------------------
                                                                    2000                        1999
                                                           -----------------------     ----------------------    Increase
                                                                          % of net                   % of net   (Decrease)
                                                           Amount         Revenues     Amount        Revenues  in Net Income
                                                           ------         --------     ------        --------  -------------
                                                                         (dollars in thousands)
Revenues, net ........................................   $ 919,932          100%    $ 814,028          100%    $ 105,904

Operating expenses:
   Technical and operating ...........................     322,262           35       289,254           36       (33,008)
   Retail electronics cost of sales ..................     142,008           15       111,781           14       (30,227)
   Selling, general & administrative .................     221,537           24       245,702           30        24,165
   Depreciation and amortization .....................     229,238           25       202,779           25       (26,459)
                                                         ---------                  ---------                  ---------
Operating income (loss) ..............................       4,887            1       (35,488)          (4)       40,375
Other income (expense):
   Interest expense, net .............................    (135,292)         (15)     (109,686)         (13)      (25,606)
   Equity in net loss of affiliates, net .............      (7,872)          (1)       (3,355)          --        (4,517)
   Gain on sale of cable assets ......................     130,758           14            --           --       130,758
   Write off of deferred financing costs .............          --           --           (19)          --            19
   Miscellaneous, net ................................        (598)          --        (2,157)          --         1,559
                                                         ---------                  ---------                  ---------
Net loss before dividend requirements ................      (8,117)          (1)     (150,705)         (19)      142,588
   Dividend requirements applicable to preferred stock     (41,981)          (5)      (44,786)          (6)        2,805
                                                         ---------                  ---------                  ---------
Net loss .............................................   $ (50,098)          (5)%   $(195,491)         (24)%   $ 145,393
                                                         =========                  =========                  =========


                                      (4)

                                                                          Nine Months Ended September 30,
                                                              --------------------------------------------------
                                                                      2000                       1999
                                                              ------------------------     ---------------------    Increase
                                                                             % of net                  % of net    (Decrease)
                                                              Amount         Revenues     Amount       Revenues   in Net Income
                                                              ------         --------     ------       --------   -------------
                                                                                   (dollars in thousands)

Revenues, net.......................................       $2,827,383        100%       $2,533,005        100%      $  294,378
                                                           ----------                   ----------                  ----------

Operating expenses:
   Technical and operating..........................        1,077,840         38           984,917         39          (92,923)
   Retail electronics cost of sales.................          383,860         14           316,569         12          (67,291)
   Selling, general & administrative................          652,756         23           789,337         31          136,581
   Depreciation and amortization....................          680,016         24           598,009         24          (82,007)
                                                           ----------                   ----------                  ----------
Operating income (loss).............................           32,911          1          (155,827)        (6)         188,738
Other income (expense):
   Interest expense, net............................         (380,452)       (13)         (313,371)       (12)         (67,081)
   Equity in net loss of affiliates, net............           (9,372)         -            (9,657)         -              285
   Gain on sale of cable assets.....................          130,758          5                 -          -          130,758
   Write off of deferred financing costs............                -          -            (3,012)         -            3,012
   Miscellaneous, net...............................           (4,636)         -            (9,335)         -            4,699
                                                           ----------                   ----------                  ----------
Net loss before dividend requirements...............         (230,791)        (8)         (491,202)       (19)         260,411
   Dividend requirements applicable to preferred stock       (122,510)        (4)         (131,476)        (5)           8,966
                                                           ----------                   ----------                  ----------
Net loss............................................      $  (353,301)       (12)%     $  (622,678)       (25)%     $  269,377
                                                          ===========                  ===========                  ==========

                                      (5)

COMPARISON OF THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2000 VERSUS THREE AND NINE MONTHS ENDED SEPTEMBER 30, 1999

COMBINED RESULTS- CABLEVISION NY GROUP

REVENUES for the three and nine months ended September 30, 2000 increased $105.9 million (13%) and $294.4 million (12%), respectively, as compared to revenues for the same periods in the prior year. Approximately $78.6 million (10%) and $198.9 million (8%), respectively, was from increases in revenue sources such as Rainbow NY Group's programming and entertainment services, advertising on CNYG's cable television systems, revenue derived from the developing telephone and modem businesses and revenue recognized in connection with the At Home transaction; and approximately $19.8 million (2%) and $69.6 million (3%), respectively, resulted from higher revenue per subscriber. The remaining increase of $7.5 million (1%) and $25.9 million (1%), respectively, was attributable to internal growth in the average number of subscribers in CNYG's cable television systems during the periods.

TECHNICAL AND OPERATING EXPENSES for the three and nine months ended September 30, 2000 increased $33.0 million (11%) and $92.9 million (9%), respectively, compared to the same periods in 1999. The increase was attributable to increased costs directly associated with the growth in revenues and subscribers discussed above, as well as to increases in programming costs for cable television services. As a percentage of revenues, technical and operating expenses decreased 1% during the three and nine month periods in 2000 as compared to the 1999 periods.

RETAIL ELECTRONICS COST OF SALES for the three and nine months ended September 30, 2000 amounted to approximately $142.0 million and $383.9 million, respectively (83% and 82%, respectively, of retail electronics sales), compared to approximately $111.8 million and $316.6 million (81% and 80%, respectively, of retail electronics sales) for the three and nine months ended September 30, 1999, respectively. Cost of sales include the cost of merchandise sold, including freight costs incurred and certain occupancy and buying costs, for the retail electronics segment.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES decreased $24.2 million (10%) and $136.6 million (17%), respectively, for the three and nine months ended September 30, 2000 over the comparable periods in 1999. The change for the three and nine month periods consisted of decreases of approximately $39.8 million (16%) and $196.9 million (25%), respectively, related to an incentive stock plan and approximately $10.8 million (4%) and $22.6 million (3%), respectively, related to lower Year 2000 remediation costs. Partially offsetting these decreases were net increases of approximately $26.4 million (10%) and $82.9 million (11%), respectively, in sales and marketing and administrative costs. As a percentage of revenues, selling, general and administrative expenses decreased 6% and 8%, respectively, during the 2000 periods compared to the 1999 periods. Excluding the effects of the incentive stock plan and the Year 2000 remediation costs, as a percentage of revenues such costs remained constant during the three month period in 2000 and increased 1% during the nine month period in 2000 as compared to the same periods in 1999.

OPERATING PROFIT BEFORE DEPRECIATION AND AMORTIZATION increased $66.8 million (40%) to $234.1 million and $270.7 million (61%) to $712.9 million for the three and nine months ended September 30, 2000, respectively, from $167.3 million and $442.2 million for the comparable periods in 1999. Approximately $39.8 million (24%) and $196.9 million (45%) of the increase resulted from reduced expenses related to an incentive stock plan and approximately $27.0 million (16%) and $73.9 million (16%), respectively, resulted from the combined effect of the revenue and expense changes discussed above. On a pro forma basis, excluding the systems held for sale, the incentive stock plan adjustments referred to above and the costs of Year 2000 remediation,

                                      (6)
operating profit before depreciation and amortization would have increased 8.7% and 9.4% for the three and nine month periods in 2000. Operating profit before depreciation and amortization is presented here to provide additional information about CNYG's ability to meet future debt service, capital expenditures and working capital requirements. Operating profit before depreciation and amortization should be considered in addition to and not as a substitute for net income (loss) and cash flows as indicators of financial performance and liquidity as reported in accordance with generally accepted accounting principles.

DEPRECIATION AND AMORTIZATION EXPENSE increased $26.5 million (13%) and $82.0 million (14%), respectively, for the three and nine months ended September 30, 2000 as compared to the same periods in 1999. The increases resulted primarily from depreciation on new plant assets.

NET INTEREST EXPENSE increased $25.6 million (23%) and $67.1 million (21%), respectively, for the three and nine months ended September 30, 2000 compared to the same periods in 1999. The net increases are primarily attributable to higher interest rates and debt incurred to fund capital expenditures.

EQUITY IN NET LOSS OF AFFILIATES, NET consisted of CNYG's share of the net income or losses of certain programming businesses and personal communication services businesses in which Cablevision has varying minority ownership interests.

GAIN ON SALE OF CABLE ASSETS of $130.8 million for the three and nine months ended September 30, 2000 resulted from the sale of the cable television system in Kalamazoo, Michigan.

NET MISCELLANEOUS EXPENSE decreased $1.6 million to $0.6 million for the three months ended September 30, 2000 and decreased $4.7 million to $4.6 million for the nine months ended September 30, 2000 as compared to the same periods in 1999. For the three and nine months ended September 30, 2000, miscellaneous expense included a $2.2 million income tax provision and various other items. For the three and nine months ended September 30, 1999, miscellaneous expense included $1.1 million and $4.4 million, respectively, related to federal, state and local income taxes and approximately $1.1 million and $0.7 million, respectively, relating to various other items. Additionally, the nine month period in 1999 included a charge of approximately $15.1 million resulting from the write off of an investment held by Rainbow Media Holdings and attributable to CNYG, and a gain of approximately $10.9 million resulting from the sale of certain marketable securities.

BUSINESS SEGMENTS RESULTS - CABLEVISION NY GROUP

CNYG classifies its business interests into three fundamental areas:
Telecommunication Services, consisting principally of its cable television, telephone and modem services operations; Rainbow NY Group, consisting principally of interests in cable television programming networks in the New York metropolitan area and MSG, which owns and operates professional sports teams, regional cable television networks, live productions and entertainment venues; and Retail Electronics, which represents the operations of Cablevision Electronics Investments, Inc.'s ("Cablevision Electronics") retail electronics stores. CSC Holdings allocates certain costs to each segment based upon their proportionate estimated usage of services.

TELECOMMUNICATION SERVICES

Refer to Cablevision Systems Corporation's September 30, 2000 Quarterly Report on Form 10-Q.


                                      (7)

RAINBOW NY GROUP

The tables below set forth, for the periods presented, certain historical financial information and the percentage that those items bear to revenue for Rainbow NY Group.


                                                                    Three Months Ended September 30,
                                                      -------------------------------------------------------------
                                                                 2000                              1999
                                                      ----------------------------      ---------------------------
                                                                        % of Net                         % of Net
                                                          Amount        Revenues           Amount        Revenues
                                                      ---------------  -----------      --------------  -----------
                                                                         (dollars in thousands)
Revenues, net......................................        $169,748        100%              $135,402        100%
Technical and operating expenses...................         103,012         61                 78,347         58
Selling, general and administrative expenses.......          47,461         28                 53,056         39
Depreciation and amortization......................          31,452         18                 30,270         22
                                                         ----------                        ----------
     Operating loss................................       $ (12,177)        (7)%            $ (26,271)       (19)%
                                                          =========                         =========



                                                                    Nine Months Ended September 30,
                                                      -------------------------------------------------------------
                                                                 2000                              1999
                                                      ----------------------------      ---------------------------
                                                                        % of Net                         % of Net
                                                          Amount        Revenues           Amount        Revenues
                                                      ---------------  -----------      --------------  -----------
                                                                         (dollars in thousands)

Revenues, net......................................        $648,652        100%              $554,723        100%
Technical and operating expenses...................         426,697         66                369,818         67
Selling, general and administrative expenses.......         149,888         23                190,612         34
Depreciation and amortization......................         108,247         17                 89,692         16
                                                          ---------                         ---------
     Operating loss................................       $ (36,180)        (6)%            $ (95,399)       (17)%
                                                          =========                         =========



REVENUES for the three and nine months ended September 30, 2000 increased $34.3 million (25%) and $93.9 million (17%), respectively, as compared to revenues for the same period in the prior year. Approximately $13.5 million (10%) and $41.2 million (7%), respectively, of the increase was attributable to internal growth in programming network subscribers and rate increases, approximately $13.1 million (10%) and $24.9 million (4%), respectively, of the increase was primarily the result of a greater number of concerts, special events and sporting events at Madison Square Garden and Radio City Music Hall and approximately $5.0 million (3%) and $19.8 million (4%), respectively, was due to increases in advertising revenues. The remaining $2.7 million (2%) and $8.0 million (2%) was a direct result of the Transactions.

TECHNICAL AND OPERATING EXPENSES for the three and nine months ended September 30, 2000 increased $24.7 million (32%) and $56.9 million (15%), respectively, over the comparable 1999 periods. The increase was primarily attributable to increased costs directly associated with the net increases in revenues discussed above. As a percentage of revenues, technical and operating expenses increased 3% and decreased 1%, respectively, during the three and nine month periods ended September 30, 2000 over the comparable periods in 1999.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES decreased $5.6 million (11%) and $40.7 million (21%), respectively, for the three and nine months ended September 30, 2000 over the same 1999 periods. The net decrease for the three months ended September 30, 2000 consisted of a $6.9 million (13%) decrease related to an incentive stock plan and a $3.3 million (6%) decrease attributable to lower Year 2000 remediation costs, partially offset by a $2.5 million (4%) increase related primarily to higher sales and marketing costs and a $2.1 million (4%) increase resulting from the Transactions. The net decrease for the nine months ended September 30, 2000 consisted of a decrease of $46.2 million (24%) related to an incentive stock plan and a decrease of $8.0 million (4%) attributable to lower Year 2000 remediation costs, partially offset by an $8.0 million (4%) increase related to sales and marketing initiatives, advertising and other


                                      (8)
general cost increases and $5.5 million (3%) increase resulting from the Transactions. As a percentage of revenues, selling, general and administrative expenses decreased 11% for both the three and nine month periods. Excluding the effects of the incentive stock plan and Year 2000 remediation costs, as a percentage of revenues such costs decreased 3% and 2%, respectively, for the three and nine month periods.

DEPRECIATION AND AMORTIZATION EXPENSE increased $1.2 million (4%) and $18.6 million (21%) for the three and nine months ended September 30, 2000 over the same 1999 periods. The increase resulted primarily from depreciation on capital expenditures made during the periods.

RETAIL ELECTRONICS

Refer to Cablevision Systems Corporation's September 30, 2000 Quarterly Report on Form 10-Q.

CABLEVISION NY GROUP - NINE MONTHS ENDED SEPTEMBER 30, 2000 AND 1999

OPERATING ACTIVITIES

Net cash provided by operating activities amounted to $188.7 million for the nine months ended September 30, 2000 compared to $150.3 million for the nine months ended September 30, 1999. The 2000 cash provided by operating activities consisted primarily of $317.6 million of income before depreciation, amortization and other non-cash items, partially offset by a net decrease in cash resulting from changes in assets and liabilities of $128.9 million.

The 1999 cash provided by operating activities of $150.3 million consisted primarily of $106.5 million of net income before depreciation, amortization and other non-cash items and an increase in cash resulting from changes in assets and liabilities of $43.8 million.

INVESTING ACTIVITIES

Net cash used in investing activities for the nine months ended September 30, 2000 was $1,060.1 million compared to $734.3 million for the nine months ended September 30, 1999. The 2000 investing activities consisted of $879.3 million of capital expenditures, payments for acquisitions of $128.7 million and other net cash payments aggregating $52.1 million.

Net cash used in investing activities for the nine months ended September 30, 1999 of $734.3 million consisted of $590.9 million of capital expenditures, $114.4 million of payments for acquisitions and other net cash payments aggregating $29.0 million.

FINANCING ACTIVITIES

Net cash provided by financing activities amounted to $846.7 million for the nine months ended September 30, 2000 compared to $475.4 million for the nine months ended September 30, 1999. In 2000, financing activities consisted primarily of additional bank borrowings of $805.0 million and net capital contributions from RMG of $65.5 million, partially offset by other cash payments aggregating $23.8 million.

Net cash provided by financing activities of $475.4 million for the nine months ended September 30, 1999 consisted primarily of $497.7 million from the issuance of senior notes and net capital contributions from RMG of $96.6 million, partially offset by repayment of bank debt of $77.9 million and other cash payments aggregating $41.0 million.

                                      (9)

YEAR 2000

For the nine months ended September 30, 2000 and 1999, CNYG recorded approximately $3.4 million and $26.0 million, respectively, of expenses relating to Year 2000 remediation.

LIQUIDITY AND CAPITAL RESOURCES

Cablevision Systems Corporation ("Cablevision" or the "Company") does not have any operations independent of its subsidiaries. In addition, Cablevision has no borrowings and does not have any securities outstanding other than its Class A common stock and Class B common stock, or, if the proposed Rainbow Media Group tracking stock is issued, Cablevision NY Group Class A common stock, Cablevision NY Group Class B common stock, Rainbow Media Group Class A tracking stock and Rainbow Media Group Class B tracking stock, on which it does not intend to pay any dividends in the foreseeable future. Accordingly, Cablevision does not have cash needs independent of the needs of its subsidiaries.

The following table presents selected historical results of operations and other financial information related to the captioned groups or entities as of and for the nine months ended September 30, 2000.

                                                                               Revenues                AOCF*
                                                                               --------                -----
                                                                                  (dollars in thousands)

Cablevision NY Group:
  Restricted Group**..................................................         $1,666,302          $   748,482
  New Media***........................................................             89,922              (51,885)
  Rainbow NY Group....................................................            648,652               72,393
  Retail Electronics..................................................            467,440              (49,806)
  Other (including eliminations)......................................            (44,933)              (2,017)
                                                                               ----------          -----------
     Cablevision NY Group.............................................         $2,827,383          $   717,167
                                                                               ==========          ===========
Rainbow Media Group...................................................         $  353,525          $    97,952
                                                                              ===========         ============
                                                                                Interest            Capital
                                                                                Expense           Expenditures
                                                                                -------           ------------
                                                                                  (dollars in thousands)

Cablevision NY Group:
  Restricted Group**..................................................       $    352,535         $   696,155
  New Media***........................................................                  2             132,661
  Rainbow NY Group....................................................             23,598              25,197
  Retail Electronics..................................................             10,231              23,327
  Other (including eliminations)......................................               (746)              1,989
                                                                             ------------         -----------
     Cablevision NY Group.............................................       $    385,620         $   879,329
                                                                             ============         ===========

Rainbow Media Group...................................................       $     37,471         $    11,316
                                                                             ============         ===========

-------------------------------------------------

* Defined as operating income (loss) before depreciation and amortization and excluding incentive stock plan expense of $816 and $72 and the costs of Year 2000 remediation of $3,424 and $49 for Cablevision NY Group and Rainbow Media Group, respectively.

** Includes results of the Kalamazoo, MI system through September 6, 2000, as well as results of the Cleveland, Ohio area system and of the Massachusetts systems held for sale, through September 30, 2000.

*** Consists of developmental operations, including those of systems held for sale.

                                      (10)

LIQUIDITY AND CAPITAL RESOURCES -- CABLEVISION NY GROUP

Funding for Cablevision NY Group's ongoing capital investment and operational requirements is generally provided through separate financial arrangements made available to the Restricted Group, Madison Square Garden and Cablevision Electronics. Debt and redeemable preferred stock of CSC Holdings attributable to the Cablevision NY Group, as of September 30, 2000, are outlined in the table below.


                                                                     Restricted         Other
                                                                       Group           Entities            Total
                                                                       -----           --------            -----
                                                                               (dollars in thousands)
Senior Debt:
  Restricted Group senior debt..............................         $2,231,094               --       $2,231,094
  MSG senior debt...........................................                 --         $274,325          274,325
  Retail Electronics senior debt............................                 --           94,970           94,970
  Other senior debt and capital leases......................                 --           15,124           15,124
  Senior notes and debentures...............................          2,693,057               --        2,693,057
  Subordinated notes and debentures.........................          1,048,614               --        1,048,614
                                                                     ----------         --------       -----------
                                                                      5,972,765          384,419        6,357,184
Redeemable preferred stock of CSC Holdings..................          1,514,257               --        1,514,257
                                                                     ----------         --------       ----------
Total debt and redeemable preferred stock...................         $7,487,022         $384,419       $7,871,441
                                                                     ==========         ========       ==========


RESTRICTED GROUP

Cablevision NY Group's Restricted Group currently consists of CSC Holdings and its cable operations in and around the greater New York City metropolitan area and around the Boston, Massachusetts metropolitan area, as well as the commercial telephone operations of Cablevision Lightpath, Inc. on Long Island, New York. At September 30, 2000, the Restricted Group encompassed approximately 3,502,700 cable television subscribers, including approximately 356,900 subscribers in its Massachusetts system and 313,800 subscribers, which comprised the recently sold Cleveland, Ohio area cable system. In November 2000, CSC Holdings completed the sale of its Ohio cable system to Adelphia Communications Corporation ("Adelphia") for $991.0 million in cash and 10.8 million shares of Adelphia common stock. The cash proceeds received in the transaction were used to repay outstanding bank debt under CSC Holdings' revolving credit facility and to retire a $450 million bridge loan facility. In September 2000, CSC Holdings completed the sale of its Kalamazoo, Michigan cable system to Charter Communications, Inc. ("Charter") in exchange for 11.2 million shares of Charter common stock.

In April 2000, CSC Holdings announced the sale of its cable systems in Boston and Eastern Massachusetts to AT&T Corporation ("AT&T") in exchange for cable systems in certain northern New York suburbs, approximately $878 million in AT&T stock and approximately $284 million in cash, subject to certain adjustments. The consummation of this transaction is subject to the receipt of franchise transfer and other required approvals. CSC Holdings expects to apply the cash proceeds from the Massachusetts transactions, as well as any cash proceeds received from the monetization of any of its holdings of common stock, toward the reduction of outstanding debt.

The Restricted Group's plant upgrade, combined with additional amounts required for the start up and operation of new businesses such as high speed internet access, digital video services, the expansion of residential telephone services and the roll out of non-Long Island based commercial telephone business (collectively, "New Media"), as well as additional investments or acquisitions, including potential investments in the Rainbow NY Group programming entities


                                      (11)
other than MSG, will require significant additional funding.

The Restricted Group expects to obtain the requisite funds through internally generated cash, amounts available under existing credit facilities, proceeds from asset sales and/or additional capital markets issuances.

As of November 2, 2000, the Restricted Group had in total $2.2 billion in reducing revolving credit facilities, consisting of a $1.2 billion facility available to Cablevision MFR, Inc. and certain of CSC Holdings' New Jersey subsidiaries and a $1.0 billion facility available to CSC Holdings and other Restricted Group subsidiaries. Both facilities mature in March 2007, with commitments beginning to reduce in June 2001. On July 31, 2000, CSC Holdings closed on a $450 million term loan facility which provided additional availability until certain pending cable system sales closed. This facility was repaid and terminated on November 2, 2000 with cash proceeds from the sale of CSC Holdings' Ohio cable system to Adelphia. As of November 2, 2000, the Restricted Group had outstanding borrowings under its credit facilities of $1,356 million and letters of credit of $41.6 million. Unrestricted and undrawn funds available to the Restricted Group amounted to approximately $802.4 million as of the same date.


                                                                          As of November 2, 2000
                                                           ------------------------------------------------
                                                                CSC
                                                             Holdings           Mfr             Total
                                                             --------           ---             -----
                                                                           (in thousands)
           Total revolving credit facility............      $1,000,000        $1,200,000      $2,200,000

           Outstanding debt...........................         398,000           958,000       1,356,000

           Outstanding letters of credit..............          41,633                --          41,633
                                                            ----------        ----------      ----------

             Availability.............................      $  560,367        $  242,000      $  802,367
                                                            ==========        ==========      ==========


The Restricted Group's credit facilities contain certain financial covenants that may limit its ability to utilize all of the undrawn funds available thereunder, including covenants requiring the Restricted Group to maintain certain financial ratios and restricting the permitted uses of borrowed funds.

As of November 2, 2000, CSC Holdings had entered into interest exchange (swap) agreements with several of its banks covering a notional principal amount of $250 million requiring CSC Holdings to pay a floating rate of interest. These swaps mature in 2001 and 2002.

In November 1999, CSC Holdings entered into an interest rate cap agreement with American Movie Classics, a Rainbow Media Group entity, in a notional principal amount of $105 million. The agreement caps American Movie Classics' floating interest costs paid on the basis of LIBOR at 7.0% through May 2001 and at 7.5% from May 2001 through May 2002 in exchange for a cash payment made to CSC Holdings.

MADISON SQUARE GARDEN

Madison Square Garden ("MSG") has a $500 million revolving credit facility maturing on December 31, 2004. As of November 2, 2000, outstanding debt under this facility was $280 million. In addition, MSG had outstanding letters of credit of $13 million, resulting in unrestricted and undrawn funds available of $207 million. The MSG credit facility contains


                                      (12)
certain financial covenants that may limit its ability to utilize all of the undrawn funds available thereunder, including covenants requiring MSG to maintain certain financial ratios. The Company believes that for MSG, internally generated funds, together with funds available under its existing credit agreement, will be sufficient to meet its projected funding requirements for the next twelve months, including requirements of certain of Rainbow NY Group's programming-related entities.

Garden Programming LLC, an unrestricted subsidiary of MSG, had a $20 million term loan maturing on July 11, 2002. The loan was replaced with borrowings under the MSG credit facility and cancelled on September 29, 2000.

RETAIL ELECTRONICS

Cablevision Electronics has a $130 million stand alone credit facility, which matures in February 2001. Under the terms of the credit facility, the total amount of borrowing available to Cablevision Electronics is subject to an availability calculation based on a percentage of eligible inventory. On November 2, 2000, total outstanding debt under the credit facility was $95 million with no additional availability.

CSC Holdings' investment in Cablevision Electronics was approximately $158.9 million at September 30, 2000. Through November 2, 2000, Cablevision Electronics has received other financial support from CSC Holdings of approximately $201.8 million in the form of letters of credit, guarantees and intercompany loans. The Company believes that Cablevision Electronics will require additional financial support from CSC Holdings in respect of planned increases in inventory, capital expenditures and other operating requirements and that funds available under Cablevision Electronics' credit agreement, assuming the credit facility can be renewed at maturity, together with this additional financial support, will be sufficient to meet its projected funding requirements for the next twelve months; however, no assurances can be given as to the Company's ability to renew the credit facility at maturity on acceptable terms and conditions, or at all.


                                      (13)

LIQUIDITY AND CAPITAL RESOURCES -- RAINBOW MEDIA GROUP

Financing for the Rainbow Media Group entities has historically been provided by a combination of bank credit facilities, intercompany borrowings, sales of interests in programming entities, and, from time to time, by equity contributions from partners. Currently, Rainbow Media Holdings and American Movie Classics each have bank credit facilities. Borrowings under the Rainbow Media Holdings credit facility have been used primarily to support businesses of the Rainbow Media Group and, to a considerably lesser extent, certain Rainbow NY Group entities. All outstanding debt of Rainbow Media Holdings is being attributed to the Rainbow Media Group.

The Rainbow Media Group's potential future investments in new programming content and services, such as new digital channels, will require significant funding. The Company intends to obtain this funding with up to a $1 billion bank credit facility currently being arranged for Rainbow Media Group, LLC (a subsidiary of Rainbow Media Holdings). The new facility would repay and replace the existing Rainbow Media Holdings and American Movie Classics credit facilities and provide availability to fund cash requirements of all of the Rainbow Media Group. As of November 2, 2000, the Company had received commitments in excess of $800 million and expects to close the facility during December. However, no assurances can be given that the facility can be completed on acceptable terms and conditions, or at all.

As of November 2, 2000, Rainbow Media Holdings' existing credit facility consisted of a $300 million non-amortizing revolving credit facility maturing on December 31, 2000, which was reduced to $294 million as of October 31, 2000 as a result of the sale of Rainbow Media Holdings' interest in one of its subsidiaries. Rainbow Media Holdings is restricted from accessing $21.5 million of the facility in order to provide for repayment of a like amount of intercompany borrowings from RPP. Direct borrowings as of November 2, 2000, amounted to $244.5 million, leaving a balance of $28 million available to Rainbow Media Holdings under the credit facility as of that date.

American Movie Classics, a wholly-owned subsidiary of Rainbow Media Holdings and part of the Rainbow Media Group, has a $425 million credit facility consisting of a $200 million reducing revolving credit facility and a $225 million amortizing term loan, both of which will mature on March 31, 2006. The amount of the available commitment will not begin to be reduced until June 2004. As of November 2, 2000, American Movie Classics had outstanding borrowings of $352 million and unrestricted funds available of $73 million.

Both the Rainbow Media Holdings and American Movie Classics credit facilities contain certain financial covenants that may limit the ability to utilize all of the undrawn funds available, including covenants requiring that certain financial ratios be maintained.

In November 1999, CSC Holdings entered into an interest rate cap agreement with American Movie Classics in a notional principal amount of $105 million. The agreement caps American Movie Classics' floating interest costs paid on the basis of LIBOR at 7.0% through May 2001 and at 7.5% from May 2001 through May 2002 in exchange for a cash payment made to CSC Holdings.


                                      (14)

FINANCIAL INFORMATION

The information set forth herein for the Rainbow Media Group sets forth information for certain businesses and interests included within the Rainbow Media Holdings subsidiary referred to as the Rainbow Media Group. The Company has filed definitive proxy materials with the Securities and Exchange Commission related to the vote of Cablevision shareholders that is required to amend the Cablevision charter to authorize and issue a new series of Cablevision common stock called Rainbow Media Group tracking stock and distributed definitive proxy materials to Cablevision shareholders. That series of Cablevision common stock would be designed to track the economic performance of the Rainbow Media Group. No solicitation is being made hereby.

The proxy materials filed with the Securities and Exchange Commission state that Rainbow Media Group tracking stock may be issued following a favorable shareholder vote, but there are no assurances that an issuance will be made or as to the manner in which an issuance may be accomplished. Only the definitive proxy materials distributed to Cablevision shareholders should be relied upon in reviewing the businesses, financial condition or results of operations of the Rainbow Media Group.

A Cablevision tracking stock, such as the Rainbow Media Group common stock that may be issued after a Cablevision shareholder vote, represents an interest in Cablevision and is not a direct interest in the businesses and interests included in the Rainbow Media Group. If the Rainbow Media Group tracking stock is issued, dividends (if any), entitlements in the event of a merger or similar transaction and rights in liquidation will not necessarily be related to the performance of the Rainbow Media Group or the value of the assets in the Rainbow Media Group. Instead, such determinations will be made by the Cablevision Board of Directors, subject to the provisions of the Cablevision charter. The Company does not expect to pay any dividends on any series of Cablevision common stock for the foreseeable future.

In connection with the preparation of the financial information for the Rainbow Media Group tracking stock, the Company has made certain allocations of Cablevision costs based on existing policies. If the Company were to alter those policies, which the Company is entitled to do at any time, there could be material adverse effects on the Rainbow Media Group financial statements.
This factor should be considered in analyzing the financial information set forth.


                                      (15)

ACCOUNTING STANDARDS ISSUED BUT NOT YET ADOPTED

Statement of Financial Accounting Standards No. 133, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES" ("SFAS 133"), requires that all derivative financial instruments, such as interest rate swap contracts, be recognized in the financial statements and measured at fair value regardless of the purpose or intent for holding them. Changes in the fair value of derivative financial instruments are either recognized periodically in income or stockholders' equity (as a component of comprehensive income), depending on whether the derivative is being used to hedge changes in fair value or cash flows. SFAS 133, as amended, is effective for fiscal years beginning after June 15, 2000. CNYG and RMG do not expect that the adoption of SFAS 133 will have a material effect on their financial condition or results of operations.

In December 1999, the SEC issued Staff Accounting Bulletin No. 101, "REVENUE RECOGNITION IN FINANCIAL STATEMENTS" ("SAB 101") which summarizes certain of the SEC staff's views in applying generally accepted accounting principles to revenue recognition in financial statements. CNYG and RMG will be required to adopt the accounting provisions of SAB 101 during the fourth quarter of 2000. CNYG and RMG do not believe that the implementation of SAB 101 will have a significant effect on their financial condition or results of operations.

Statement of Position 00-02 "ACCOUNTING BY PRODUCERS OR DISTRIBUTORS OF FILMS" ("SOP 00-02") replaces Statement of Financial Accounting Standards No. 53, and provides guidance covering revenue recognition for sales or licenses of films and the accounting and reporting of film production costs. SOP 00-02 is effective for financial statements for fiscal years beginning after December 31, 2000. RMG does not believe that the adoption of SOP 00-02 will have a significant effect on its financial position or results of operations.



                                      (16)

                               RAINBOW MEDIA GROUP
                      (a combination of certain assets and
                 businesses of Cablevision Systems Corporation)
                             COMBINED BALANCE SHEETS
                             (Dollars in thousands)


                                                                                                 September 30,      December 31,
                                                                                                    2000              1999
                                                                                                 ------------       -----------
                                                                                                 (unaudited)

ASSETS

Current assets:

   Cash.................................................................................      $        627       $       105

   Trade accounts receivable (less allowance for doubtful accounts of
      $16,073 and $9,126)...............................................................            69,810            46,950

   Accounts receivable-affiliates, net..................................................            73,203            39,175

   Prepaid expenses and other current assets............................................            23,682             4,386

   Feature film inventory, net..........................................................            56,905            50,068
                                                                                                ----------         ---------

         Total current assets...........................................................           224,227           140,684

Long-term feature film inventory, net...................................................           258,794           284,708

Property and equipment, net.............................................................            61,142            49,274

Investments in affiliates...............................................................            58,673            47,398

Other investments.......................................................................             1,684                 -

Deferred carriage fees and contractual rights (less accumulated
   amortization of $14,601 and $4,605)..................................................            19,667            19,757

Deferred financing costs (less accumulated amortization of
   $2,332 and $1,769)...................................................................             2,658             3,212

Deferred transmission costs (less accumulated amortization of
   $1,298 and $1,174)...................................................................               702               825

Intangible assets (less accumulated amortization of
   $153,823 and $132,206)...............................................................           200,664           103,638
                                                                                                ----------         ---------

                                                                                                  $828,211          $649,496
                                                                                                ==========         =========



                            See accompanying notes to
                         combined financial statements.


                                      (17)

                               RAINBOW MEDIA GROUP
                      (a combination of certain assets and
                 businesses of Cablevision Systems Corporation)
                             COMBINED BALANCE SHEETS
                             (Dollars in thousands)
                                   (continued)


                                                                                               September 30,       December 31,
                                                                                                   2000               1999
                                                                                               ------------        -----------
                                                                                                (unaudited)

LIABILITIES AND GROUP DEFICIENCY

Current liabilities:

   Bank debt, current...................................................................          $260,082          $ 53,773

   Current portion of capital lease obligations.........................................             4,943             4,381

   Accounts payable.....................................................................            39,981            45,051

   Accrued employee related costs.......................................................            25,348            34,566

   Other accrued expenses...............................................................            25,281            17,224

   Accounts payable - affiliates........................................................            69,431            35,168

   Deferred revenue.....................................................................             8,222                --

   Note payable - affiliate.............................................................                --            90,000

   Feature film rights payable, current.................................................            42,740            60,409
                                                                                             -------------      ------------

         Total current liabilities......................................................           476,028           340,572

Bank debt, long-term....................................................................           338,750           308,000

Feature film rights payable, long-term..................................................           178,163           206,476

Capital lease obligations, long-term....................................................            29,741            29,236
                                                                                             -------------      ------------

         Total liabilities..............................................................         1,022,682           884,284

Deficit investment in affiliates........................................................             2,868             2,966

Commitments and contingencies

   Group deficiency.....................................................................          (197,339)         (237,754)
                                                                                             -------------      ------------
                                                                                               $   828,211      $    649,496
                                                                                             =============      ============


                             See accompanying notes
                       to combined financial statements.


                                      (18)

                               RAINBOW MEDIA GROUP
               (a combination of certain assets and businesses of
                        Cablevision Systems Corporation)
                        COMBINED STATEMENTS OF OPERATIONS
             Three and Nine Months Ended September 30, 2000 and 1999
                             (Dollars in thousands)
                                   (unaudited)


                                                           Nine Months Ended                    Three Months Ended
                                                             September 30,                       September 30,
                                                  ----------------------------------    ---------------------------------
                                                         2000             1999                 2000            1999
                                                         ----             ----                 ----            ----

Revenues, net..................................        $353,525         $265,466            $120,916        $  94,179
                                                       --------         --------            --------        ---------

Operating expenses:

   Technical and operating.....................         137,414          105,730              48,788           34,015

   Selling, general and administrative.........         118,280          109,691              41,354           35,082

   Depreciation and amortization...............          29,317           29,900               9,265            9,958
                                                     ----------       ----------         -----------      -----------

                                                        285,011          245,321              99,407           79,055
                                                      ---------        ---------          ----------       ----------

         Operating income......................          68,514           20,145              21,509           15,124
                                                     ----------       ----------          ----------        ---------

Other income (expense):

   Interest expense............................         (37,471)         (23,800)            (13,344)          (8,775)

   Interest income.............................             688               33                 244               21

   Equity in net income (loss)
       of affiliates, net......................          (3,662)             800              (2,893)          (1,142)

   Write off of deferred financing costs.......               -           (1,413)                  -                -

   Miscellaneous, net..........................            (650)            (324)               (383)             (65)
                                                    -----------      -----------         -----------     ------------
                                                        (41,095)         (24,704)            (16,376)          (9,961)
                                                      ---------        ---------           ---------       ----------

   Net income (loss)...........................        $ 27,419        $  (4,559)          $   5,133       $    5,163
                                                       ========        =========           =========       ==========



                             See accompanying notes
                        to combined financial statements.


                                      (19)

                               RAINBOW MEDIA GROUP
                 (a combination of certain assets and businesses
                      of Cablevision Systems Corporation)
                        COMBINED STATEMENTS OF CASH FLOWS
                  Nine Months Ended September 30, 2000 and 1999
                             (Dollars in thousands)
                                   (unaudited)

                                                                                      2000              1999
                                                                                      ----              ----
Cash flows from operating activities:
   Net income (loss)..................................................             $ 27,419         $  (4,559)
   Adjustments to reconcile net income (loss) to net cash
       provided by operating activities:
     Depreciation and amortization....................................               29,317            29,900
     Amortization and write-off of deferred costs.....................                  686             1,971
     Equity in net loss (income) of affiliates, net...................                3,662              (800)
     Non-cash expenses attributed to RMG, net.........................               14,697            26,957
     Changes in assets and liabilities, net of effects of acquisitions:
         Trade accounts receivable, net...............................              (10,293)          (17,068)
         Accounts receivable-affiliates, net..........................              (30,110)           (3,380)
         Prepaid expenses and other current assets....................               (6,479)            5,972
         Feature film inventory, net..................................               19,077            (4,707)
         Accounts payable and accrued expenses........................               (3,466)            1,163
         Accounts payable affiliates..................................               31,155             5,175
         Feature film rights payable..................................              (45,982)           (7,472)
         Deferred revenue.............................................                  906                 -
                                                                               ------------    --------------
              Net cash provided by operating activities...............               30,589            33,152
                                                                                 ----------        ----------

Cash flows from investing activities:
   Capital expenditures...............................................              (11,316)           (4,510)
                                                                                 ----------       -----------
              Net cash used in investing activities...................              (11,316)           (4,510)
                                                                                 ----------       -----------

Cash flows from financing activities:
   Net proceeds from bank debt........................................               50,209            73,460
   Distributions to CNYG, net.........................................              (65,541)          (96,633)
   Principal payments on capital lease obligations....................               (3,409)           (2,965)
   Financing costs on bank debt.......................................                  (10)           (2,260)
                                                                               ------------        ----------
              Net cash used in financing activities...................              (18,751)          (28,398)
                                                                                  ---------         ---------

Net increase in cash..................................................                  522               244

Cash at beginning of year.............................................                  105                99
                                                                                -----------       -----------

Cash at end of period.................................................           $      627        $      343
                                                                                 ==========        ==========


                             See accompanying notes
                        to combined financial statements.


                                      (20)

                               RAINBOW MEDIA GROUP
                      (a combination of certain assets and
                 businesses of Cablevision Systems Corporation)
                     NOTES TO COMBINED FINANCIAL STATEMENTS
                             (Dollars in thousands)
                                   (unaudited)


NOTE 1.         BASIS OF PRESENTATION

The accompanying unaudited combined financial statements of Rainbow Media Group ("RMG") have been prepared in accordance with the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted.

NOTE 2.         RESPONSIBILITY FOR INTERIM FINANCIAL STATEMENTS

The financial statements as of and for the three and nine month periods ended September 30, 2000 and 1999 presented are unaudited; however, in the opinion of management, such statements include all adjustments, consisting solely of normal recurring adjustments, necessary for a fair presentation of the results for the periods presented.

The interim financial statements should be read in conjunction with the audited financial statements and notes thereto for the year ended December 31, 1999.

The results of operations for the interim periods are not necessarily indicative of the results that might be expected for future interim periods or for the full year ending December 31, 2000.

NOTE 3.         LIQUIDITY

Although RMG had a working capital deficit as of September 30, 2000, RMG is operated as an integral part of Cablevision Systems Corporation ("Cablevision"). Cablevision intends to provide RMG with sufficient liquidity to meet its working capital requirements through (i) renegotiation or replacement of existing credit facilities, (ii) the sale of debt or equity securities, or, if necessary, (iii) advances from Cablevision NY Group ("CNYG").

NOTE 4.         INVESTMENTS

RMG accounts for its investments in marketable securities in accordance with Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities." RMG has classified such investments as available-for-sale. Accordingly, these investments are stated at fair value and unrealized holding gains and losses are included in accumulated other comprehensive income as a component of group deficiency.

NOTE 5.         CASH FLOWS

For purposes of the combined statements of cash flows, RMG considers short-term investments with a maturity at date of purchase of three months or less to be cash equivalents. RMG paid cash interest expense of approximately $22,718 and $12,751 for the nine months ended


                                      (21)

                               RAINBOW MEDIA GROUP
                      (a combination of certain assets and
                 businesses of Cablevision Systems Corporation)
                     NOTES TO COMBINED FINANCIAL STATEMENTS
                             (Dollars in thousands)
                                   (unaudited)
                                   (continued)


September 30, 2000 and 1999, respectively. RMG's noncash financing and investing activities for the nine months ended September 30, 2000 and 1999 included capital lease obligations of $4,476 and $4,919, respectively, incurred when RMG entered into leases for new equipment and the receipt of Salon.com common shares valued at $7,300 in 2000. For the nine months ended September 30, 2000 and 1999, CNYG made contributions of $20,258 and $30,126, respectively, to equity method investee companies attributed to RMG. Such amounts have been reflected as capital contributions from CNYG to RMG. For the nine months ended September 30, 2000 and 1999, CNYG received net proceeds of $96,928, and made net repayments of $21,638, respectively, on indebtedness and made payments of $14,153 and $5,417, respectively, of related interest attributed to RMG. Such amounts have been reflected as capital transactions between RMG and CNYG. For the nine months ended September 30, 2000 and 1999, CNYG made payments of $9,806 and $11,087, respectively, relating to stock plan obligations attributed to RMG. Such amounts have been reflected as capital contributions from CNYG to RMG.

Non-cash expenses attributed to RMG consisted primarily of (i) interest of $14,625 and $8,347 related to a portion of indebtedness of Rainbow Media Holdings, and (ii) expenses of $72 and $18,610 related to an incentive stock plan of Cablevision for the nine months ended September 30, 2000 and 1999, respectively.

During the nine months ended September 30, 2000, CNYG acquired controlling interests in three programming businesses for approximately $145,200 (including cash acquired of $4,459). Such acquisitions have been attributed to RMG and have been reflected as contributions to RMG.

NOTE 6.         ACQUISITIONS

In January 2000, Regional Programming Partners acquired the 70% interest in SportsChannel Florida Associates that it did not already own and held by Front Row Communications for approximately $130,600 (including the repayment of $20,000 in debt) increasing its ownership to 100%. In May 2000, Rainbow Media Holdings, Inc. ("Rainbow Media Holdings") acquired the 50% interest in MuchMusic USA that it did not already own from Chum Limited for $10,000 increasing its ownership to 100%. Such acquisitions have been attributed to RMG as contributions from CNYG. These acquisitions were accounted for as purchases with the operations of the acquired businesses being combined with those of RMG as of the acquisition date. The purchase prices will be allocated to the specific assets acquired when independent appraisals are obtained. Had the acquisition of SportsChannel Florida Associates occurred on January 1, 1999, pro forma revenue and net loss would have been $302,327 and $6,839, respectively, for the nine months ended September 30, 1999.


                                      (22)

                               RAINBOW MEDIA GROUP
                      (a combination of certain assets and
                 businesses of Cablevision Systems Corporation)
                     NOTES TO COMBINED FINANCIAL STATEMENTS
                             (Dollars in thousands)
                                   (unaudited)
                                   (continued)

NOTE 7.         DEFERRED REVENUE

In January 2000, Rainbow Media Holdings acquired 1,125,000 common shares of Salon.com, representing 10% of Salon.com's outstanding common stock at that time, in exchange for the provision of future advertising and promotional time on certain of Rainbow Media Holdings' programming services. The fair market value of the common stock at closing of approximately $7,300 has been recorded in other investments and in deferred revenue in the accompanying combined balance sheet. The deferred revenue will be amortized to income as the services are provided to Salon.com.

NOTE 8.         COMPREHENSIVE LOSS

Other comprehensive loss for the three and nine months ended September 30, 2000 of $5,632 represents unrealized losses on available-for-sale securities.

NOTE 9.         INCOME TAXES

RMG's tax provision for the three and nine months ended September 30, 2000 and the three months ended September 30, 1999 was reduced to $0 as a result of available loss carryovers.


                                      (23)

                              CABLEVISION NY GROUP
                      (a combination of certain assets and
                 businesses of Cablevision Systems Corporation)
                             COMBINED BALANCE SHEETS
                             (Dollars in thousands)

                                                                                             September 30,      December 31,
                                                                                                  2000              1999
                                                                                                  ----              ----
                                                                                              (unaudited)
ASSETS
------

Cash and cash equivalents...............................................................      $     37,930      $     62,560

Accounts receivable trade (less allowance for doubtful accounts of
   $26,863 and $26,231).................................................................           196,811           179,354

Notes and other receivables.............................................................           124,306           128,852

Inventory, prepaid expenses and other assets............................................           269,090           208,587

Property, plant and equipment, net......................................................         2,985,752         2,703,221

Investments in affiliates...............................................................            15,166            13,991

Other investments.......................................................................           438,678           256,442

Advances to affiliates..................................................................            88,159           153,044

Net assets held for sale................................................................           531,191           269,349

Franchises, net of accumulated amortization of
   $740,307 and $703,237................................................................           460,119           651,777

Affiliation and other agreements, net of accumulated amortization of
   $196,209 and $165,474................................................................            75,845           106,580

Excess costs over fair value of net assets acquired and other intangible assets, net of accumulated amortization of
   $717,382 and $673,702................................................................         1,672,898         1,779,062

Deferred financing, acquisition and other costs, net of
   accumulated amortization of $55,158 and $48,119......................................           129,469           116,493
                                                                                              ------------      ------------

                                                                                                $7,025,414        $6,629,312
                                                                                              ============      ============



                            See accompanying notes to
                         combined financial statements.

                                      (24)

                              CABLEVISION NY GROUP
                      (a combination of certain assets and
                 businesses of Cablevision Systems Corporation)
                             COMBINED BALANCE SHEETS
                             (Dollars in thousands)
                                   (continued)


                                                                                             September 30,      December 31,
                                                                                                  2000              1999
                                                                                                  ----              ----
                                                                                              (unaudited)

LIABILITIES AND GROUP DEFICIENCY

Accounts payable......................................................................         $   427,824       $   387,119

Accrued liabilities:

    Interest..........................................................................             109,107           114,972

    Employee related costs............................................................             345,429           429,359

    Other.............................................................................             445,452           452,502

Contract obligations..................................................................              78,430           104,241

Deferred revenue......................................................................             333,485           274,043

Bank debt.............................................................................           2,530,865         1,892,714

Senior notes and debentures...........................................................           2,693,057         2,692,602

Subordinated notes and debentures.....................................................           1,048,614         1,048,513

Capital lease obligations and other debt..............................................              84,648            65,482
                                                                                             -------------     -------------

    Total liabilities.................................................................           8,096,911         7,461,547

Series H Redeemable Exchangeable Preferred Stock......................................             434,181           409,757

Series M Redeemable Exchangeable Preferred Stock......................................           1,080,076           994,754

Commitments and contingencies

   Group deficiency...................................................................          (2,585,754)       (2,236,746)
                                                                                               -----------       -----------
                                                                                                $7,025,414        $6,629,312
                                                                                               ===========       ===========


                             See accompanying notes
                        to combined financial statements.

                                      (25)

                              CABLEVISION NY GROUP
                      (a combination of certain assets and
                 businesses of Cablevision Systems Corporation)
                        COMBINED STATEMENTS OF OPERATIONS
             Three and Nine Months Ended September 30, 2000 and 1999
                             (Dollars in thousands)
                                   (unaudited)


                                                         Nine Months Ended                   Three Months Ended
                                                           September 30,                       September 30,
                                                    ----------------------------       -------------------------------
                                                        2000          1999                  2000            1999
                                                        ----          ----                  ----            ----

Revenues, net (including retail electronics
   sales of $467,440, $396,853, $171,682
   and $137,505)...............................      $2,827,383    $2,533,005           $   919,932     $   814,028
                                                     ----------    ----------           -----------     -----------

Operating expenses:
   Technical and operating.....................       1,077,840       984,917               322,262         289,254
   Retail electronics cost of sales............         383,860       316,569               142,008         111,781
   Selling, general and
     administrative............................         652,756       789,337               221,537         245,702
   Depreciation and amortization...............         680,016       598,009               229,238         202,779
                                                    -----------   -----------          ------------    ------------
                                                      2,794,472     2,688,832               915,045         849,516
                                                     ----------    ----------          ------------    ------------

         Operating income (loss)...............          32,911      (155,827)                4,887         (35,488)
                                                    ------------  -----------          ------------    ------------

Other income (expense):
   Interest expense............................        (385,620)     (324,423)             (136,849)       (113,168)
   Interest income.............................           5,168        11,052                 1,557           3,482
   Equity in net loss of affiliates, net.......          (9,372)       (9,657)               (7,872)         (3,355)
   Gain on sale of cable assets................         130,758            --               130,758              --
   Write off of deferred financing costs.......              --        (3,012)                   --             (19)
   Miscellaneous, net..........................          (4,636)       (9,335)                 (598)         (2,157)
                                                    ------------  -----------          ------------    ------------

                                                       (263,702)     (335,375)              (13,004)       (115,217)
                                                    ------------  -----------          ------------    ------------

Net loss before dividend requirements..........        (230,791)     (491,202)               (8,117)       (150,705)

Dividend requirements applicable to
   preferred stock.............................        (122,510)     (131,476)              (41,981)        (44,786)
                                                    ------------  -----------          ------------    ------------

Net loss ......................................      $ (353,301)   $ (622,678)         $    (50,098)     $ (195,491)
                                                     ==========    ==========          ============      ==========


                             See accompanying notes
                        to combined financial statements.

                                      (26)

                              CABLEVISION NY GROUP
                      (a combination of certain assets and
                 businesses of Cablevision Systems Corporation)
                        COMBINED STATEMENTS OF CASH FLOWS
                  Nine Months Ended September 30, 2000 and 1999
                             (Dollars in thousands)
                                   (unaudited)


                                                                                                2000             1999
                                                                                                ----             ----

Cash flows from operating activities:

   Net loss.........................................................................         $  (230,791)      $  (491,202)

   Adjustments to reconcile net loss to net cash provided by operating activities:
        Depreciation and amortization...............................................             680,016           598,009
        Equity in net loss of affiliates............................................               9,372             9,657
        Gain on sale of investments.................................................                  --           (10,861)
        Gain on sale of cable assets................................................            (130,758)               --
        Write off of investment in affiliate........................................                  --            15,100
        Write off of deferred financing costs.......................................                  --             3,012
        (Gain) loss on sale of equipment, net.......................................              (2,931)            3,269
        Amortization of deferred financing and debenture discount...................               7,369             6,423
        Non-cash expenses attributed to RMG...........................................           (14,697)          (26,957)
     Change in assets and liabilities, net of effects of acquisitions and dispositions:
            Accounts receivable trade...............................................             (21,648)            9,948
            Notes and other receivables.............................................                 129             8,796
            Inventory, prepaid expenses and other assets............................             (61,350)          (35,673)
            Advances to affiliates..................................................             (25,127)          (15,472)
            Other deferred costs....................................................             (23,740)              985
            Accounts payable........................................................              57,627           (22,446)
            Accrued liabilities.....................................................             (86,587)          117,183
            Contract obligations....................................................             (27,613)          (33,729)
            Deferred revenue........................................................              59,442            14,240
                                                                                          --------------    --------------

     Net cash provided by operating activities......................................             188,713           150,282
                                                                                          --------------    --------------

Cash flows from investing activities:
   Capital expenditures.............................................................            (879,329)         (590,919)
   Payments for acquisitions, net of cash acquired..................................              (7,984)         (114,447)
   Payments for acquisitions, net of cash acquired, attributed to RMG...............            (120,736)               --
   Proceeds from sale of equipment..................................................                 107               722
   Proceeds from sale of investments................................................                  --            10,861
   Increase in investments in affiliates, net.......................................             (51,539)          (31,038)
   Increase in other investments....................................................                (494)           (1,736)
   Additions to other intangible assets.............................................                 (92)           (7,740)
                                                                                          --------------    --------------

     Net cash used in investing activities..........................................         $(1,060,067)      $  (734,297)
                                                                                          --------------    --------------


                             See accompanying notes
                        to combined financial statements.



                                      (27)

                              CABLEVISION NY GROUP
                      (a combination of certain assets and
                 businesses of Cablevision Systems Corporation)
                        COMBINED STATEMENTS OF CASH FLOWS
                  Nine Months Ended September 30, 2000 and 1999
                             (Dollars in thousands)
                                   (unaudited)
                                   (continued)


                                                                                                2000             1999
                                                                                                ----             ----

Cash flows from financing activities:
   Net proceeds from (repayments) of bank debt.....................................            $ 805,001        $  (77,898)
   Issuance of senior notes........................................................                   --           497,670
   Preferred stock dividends.......................................................              (12,764)          (21,910)
   Issuance of Cablevision common stock............................................               17,106            11,024
   Payments on capital lease obligations and other debt............................              (26,197)          (12,442)
   Additions to deferred financing and other costs.................................               (1,963)          (17,190)
   Purchase of Cablevision treasury stock..........................................                   --              (499)
   Capital contributions from RMG, net.............................................               65,541            96,633
                                                                                            ------------       -----------

     Net cash provided by financing activities.....................................              846,724           475,388
                                                                                             -----------        ----------

Net decrease in cash and cash equivalents..........................................              (24,630)         (108,627)

Cash and cash equivalents at beginning of year.....................................               62,560           173,727
                                                                                            ------------        ----------

Cash and cash equivalents at end of period.........................................          $    37,930         $  65,100
                                                                                             ===========         =========


                             See accompanying notes
                        to combined financial statements.


                                      (28)

                              CABLEVISION NY GROUP
                      (a combination of certain assets and
                 businesses of Cablevision Systems Corporation)
                     NOTES TO COMBINED FINANCIAL STATEMENTS
                             (Dollars in thousands)
                                   (unaudited)


NOTE 1.         BASIS OF PRESENTATION

The accompanying unaudited combined financial statements of Cablevision NY Group ("CNYG") have been prepared in accordance with the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted.

NOTE 2.         RESPONSIBILITY FOR INTERIM FINANCIAL STATEMENTS

The financial statements as of and for the three and nine month periods ended September 30, 2000 and 1999 presented are unaudited; however, in the opinion of management, such statements include all adjustments, consisting solely of normal recurring adjustments, necessary for a fair presentation of the results for the periods presented.

The interim financial statements should be read in conjunction with the audited financial statements and notes thereto for the year ended December 31, 1999.

The results of operations for the interim periods are not necessarily indicative of the results that might be expected for future interim periods or for the full year ending December 31, 2000.

NOTE 3.         RECLASSIFICATIONS

Certain reclassifications have been made to the 1999 financial statements to conform to the 2000 presentation.

NOTE 4.         INVESTMENTS

CNYG accounts for its investments in marketable securities in accordance with Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities." CNYG has classified such investments as available-for-sale. Accordingly, these investments are stated at fair value and unrealized holding gains and losses are included in accumulated other comprehensive income as a component of group deficiency.

NOTE 5.         CASH FLOWS

For purposes of the combined statements of cash flows, CNYG considers short-term investments with a maturity at date of purchase of three months or less to be cash equivalents. CNYG paid cash interest expense of approximately $397,582 and $312,469 for the nine months ended September 30, 2000 and 1999, respectively. CNYG's noncash financing and investing activities for the nine months ended September 30, 2000 and 1999 included capital lease obligations of $45,907 and $40,832, respectively, incurred when CNYG entered into leases for new equipment



                                      (29)

                              CABLEVISION NY GROUP
                      (a combination of certain assets and
                 businesses of Cablevision Systems Corporation)
                     NOTES TO COMBINED FINANCIAL STATEMENTS
                             (Dollars in thousands)
                                   (unaudited)
                                   (continued)

and the receipt of Charter Communications, Inc.'s common stock valued at closing at approximately $165,500 in connection with the sale of the cable television system serving Kalamazoo, Michigan in 2000. For the nine months ended September 30, 2000 and 1999, CNYG made contributions of $20,258 and $30,126, respectively, to equity method investee companies attributed to RMG. Such amounts have been reflected as capital distributions from CNYG to RMG. For the nine months ended September 30, 2000 and 1999, CNYG received net proceeds of $96,928, and made net repayments of $21,638, respectively, on indebtedness and made payments of $14,153 and $5,417, respectively, of related interest attributed to RMG. Such amounts have been reflected as capital transactions between RMG and CNYG. For the nine months ended September 30, 2000 and 1999, CNYG made payments of $9,806 and $11,087, respectively, relating to stock plan obligations attributed to RMG. Such amounts have been reflected as capital contributions from CNYG to RMG.

Non-cash expenses attributed to RMG consisted primarily of (i) interest of $14,625 and $8,347 related to a portion of indebtedness of Rainbow Media Holdings, Inc. and (ii) expenses of $72 and $18,610 related to an incentive stock plan of Cablevision Systems Corporation ("Cablevision") for the nine months ended September 30, 2000 and 1999, respectively.

During the nine months ended September 30, 2000, CNYG acquired controlling interests in three programming businesses for approximately $145,200 (including cash acquired of $4,459). Such acquisitions have been attributed to RMG and have been reflected as contributions to RMG.

NOTE 6.         DISPOSITION

In September 2000, CSC Holdings, Inc. ("CSC Holdings") completed the sale of the cable television system serving Kalamazoo, Michigan, for 11,173,376 shares of Charter Communications, Inc.'s common stock valued at approximately $165,500 at closing and recognized a gain of approximately $130,800.

NOTE 7.         AT HOME

As of September 30, 2000 and 1999, deferred revenue derived from the receipt of At Home warrants, net of amortization taken, amounted to approximately $116,474 and $174,567, respectively. For the nine months ended September 30, 2000 and 1999, CNYG recognized approximately $45,000 and $37,600, respectively, of this deferred revenue.

On June 19, 2000, Cablevision commenced an action in the Delaware Court of Chancery to protect its rights regarding an agreement, dated as of March 28, 2000, among Excite@Home, AT&T Corp., Comcast Corporation and Cox Communications, Inc. On June 30, 2000, Excite@Home, AT&T, Comcast and Cox filed answers in the Delaware Court of Chancery to Cablevision's complaint. In addition, Excite@Home asserted counterclaims against Cablevision


                                      (30)

                              CABLEVISION NY GROUP
                      (a combination of certain assets and
                 businesses of Cablevision Systems Corporation)
                     NOTES TO COMBINED FINANCIAL STATEMENTS
                             (Dollars in thousands)
                                   (unaudited)
                                   (continued)

seeking to rescind its agreements with Cablevision and cancel the Excite@Home warrants owned by Cablevision. On August 17, 2000, Cablevision and Excite@Home announced that the parties agreed to dismiss Cablevision's claims against Excite@Home and its partners immediately, and Cablevision consented to Excite@Home's completion of the transactions contemplated by the March 28, 2000 agreement. Cablevision and Excite@Home further agreed to dismiss without prejudice Excite@Home's claims against Cablevision.

NOTE 8.         SEGMENT INFORMATION

CNYG's reportable segments are strategic business units that are managed separately. CNYG evaluates segment performance based on several factors, of which the primary financial measure is business segment adjusted operating cash flow (defined as operating income or loss before depreciation and amortization, incentive stock plan income or expense and the costs of Year 2000 remediation).



                                                                       Nine Months Ended              Three Months Ended
                                                                         September 30,                   September 30,
                                                                         -------------                   -------------
                                                                      2000           1999             2000          1999
                                                                      ----           ----             ----          ----

REVENUES
Telecommunication Services.................................       $1,756,224      $1,601,118     $   592,867    $   543,154
Rainbow NY Group...........................................          648,652         554,723         169,748        135,402
Retail Electronics.........................................          467,440         396,853         171,682        137,505
All Other..................................................           55,931          64,648          19,914         25,563
Intersegment Eliminations..................................         (100,864)        (84,337)        (34,279)       (27,596)
                                                                ------------    -------------   -------------  ------------
         Total.............................................       $2,827,383      $2,533,005     $   919,932     $  814,028
                                                                  ==========      ==========     ===========     ==========

ADJUSTED OPERATING CASH FLOW
Telecommunication Services.................................      $   733,859      $   679,320    $   250,614    $   232,172
Rainbow NY Group...........................................           72,393           48,830         20,893         15,838
Retail Electronics.........................................          (49,806)         (27,005)       (18,038)       (10,203)
All Other..................................................          (39,279)         (35,193)       (12,657)       (13,224)
                                                                -------------   -------------   -------------  -------------
         Total.............................................      $   717,167      $   665,952    $   240,812    $   224,583
                                                                 ===========      ===========    ===========    ===========


                                      (31)

                              CABLEVISION NY GROUP
                      (a combination of certain assets and
                 businesses of Cablevision Systems Corporation)
                     NOTES TO COMBINED FINANCIAL STATEMENTS
                             (Dollars in thousands)
                                   (unaudited)
                                   (continued)


A reconciliation of reportable segment amounts to the combined balances is as follows:



                                                                       Nine Months Ended              Three Months Ended
                                                                        September 30,                   September 30,
                                                                        -------------                   -------------
                                                                      2000            1999            2000           1999
                                                                      ----            ----            ----           ----

REVENUE
Total revenue for reportable segments......................       $2,872,316      $2,552,694     $   934,297     $   816,061
Other revenue and intersegment eliminations................          (44,933)        (19,689)        (14,365)         (2,033)
                                                                 -----------     -----------    ------------     -----------
         Total consolidated revenue........................       $2,827,383      $2,533,005     $   919,932     $   814,028
                                                                 ===========     ===========    ============     ===========

ADJUSTED OPERATING CASH FLOW TO NET LOSS
Total adjusted operating cash flow for
reportable segments........................................      $   756,446     $   701,145     $   253,469     $   237,807
Other adjusted operating cash flow deficit.................          (39,279)        (35,193)        (12,657)        (13,224)
Items excluded from adjusted operating cash flow:
      Depreciation and amortization........................         (680,016)       (598,009)       (229,238)       (202,779)
      Incentive stock plan expense.........................             (816)       (197,778)         (6,687)        (46,536)
      Year 2000 remediation................................           (3,424)        (25,992)             --         (10,756)
      Interest expense.....................................         (385,620)       (324,423)       (136,849)       (113,168)
      Interest income......................................            5,168          11,052           1,557           3,482
      Equity in net loss of affiliates, net................           (9,372)         (9,657)         (7,872)         (3,355)
      Gain on sale of cable assets.........................          130,758              --         130,758              --
      Write off of deferred financing costs................               --          (3,012)             --             (19)
      Miscellaneous net....................................           (4,636)         (9,335)           (598)         (2,157)
                                                                 -----------     -----------    ------------     -----------
                Net loss before dividend requirements......      $  (230,791)    $  (491,202)   $     (8,117)    $  (150,705)
                                                                 ===========     ===========    ============     ===========


Substantially all revenues and assets of CNYG's reportable segments are attributed to or located in the United States.

CNYG does not have a single external customer which represents 10 percent or more of its combined revenues.

NOTE 9.         NET ASSETS HELD FOR SALE

The net assets attributable to CNYG's cable television systems located in and around the greater Cleveland, Ohio metropolitan area and in Boston and Eastern Massachusetts are classified in the accompanying balance sheet as of September 30, 2000 as net assets held for sale.

NOTE 10.        COMPREHENSIVE INCOME

Other comprehensive income for the three and nine months ended September 30, 2000 of $17,700 represents unrealized net gains on available-for-sale securities.


                                      (32)

                              CABLEVISION NY GROUP
                      (a combination of certain assets and
                 businesses of Cablevision Systems Corporation)
                     NOTES TO COMBINED FINANCIAL STATEMENTS
                             (Dollars in thousands)
                                   (unaudited)
                                   (continued)


NOTE 11.        SUBSEQUENT EVENT

In November 2000, CSC Holdings completed the sale of the cable television systems in the greater Cleveland, Ohio metropolitan area to Adelphia Communications Corporation for $991,000 in cash and 10,800,000 shares, valued at closing at $359,100, in Adelphia Communications Corporation common stock. CNYG anticipates recording a gain on the sale.




                                      (33)